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                                                                   EXHIBIT 10.13


                                PROMISSORY NOTE
                                ---------------

          $1,412,040.80                               San Francisco, California
                                                               November 1, 1999

          For value received, the undersigned promises to pay Aeneid Corporation, a California corporation (the "Company"), at its principal office
                                            -------
the principal sum of $1,412,040.80 with interest from the date hereof at a rate of 6.08% per annum, compounded annually, on the unpaid balance of such principal sum. Such principal and interest shall be due and payable on November 1, 2004.

          Principal and interest are payable in lawful money of the United States of America. AMOUNTS DUE UNDER THIS NOTE MAY BE PREPAID AT ANY TIME WITHOUT PREMIUM OR PENALTY.

          Should suit be commenced to collect any sums due under this Note, such sum as the Court may deem reasonable shall be added hereto as attorneys' fees. The makers and endorsers have severally waived presentment for payment, protest, notice of protest and notice of nonpayment of this Note.

          This Note, which is full recourse, is secured by a pledge of certain shares of Common Stock of the Company and is subject to the terms of a Pledge and Security Agreement between the undersigned and the Company of even date herewith.

          In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain in full force and effect.

          This Note shall be governed by, and construed in accordance with, the laws of the State of California without regard to conflicts of laws principles.

           /s/ Douglas S. Bennett
          -----------------------------
          Douglas S. Bennett